Exhibit 10.01

Talcott Resolution Short-Term Incentive Compensation Plan Administrative Rules

1.	Eligibility for Participation

Only regular, full-time and part-time employees of Talcott Resolution Life Insurance Company (“the Company”) are eligible to participate in the Company’s Short-Term Incentive Compensation Plan (“the Plan”). Contractors and other vendors are not eligible to participate in the Plan.

Only employees who are in good standing are eligible to participate in the Plan. At Management’s discretion, employees who are on a performance management plan on the Scheduled Payout Date or who received a written warning relating to performance, attendance or behavioral issues during the Performance Period may be ineligible to participate in the Plan.

Subject to the provisions for employees who work less than the full Performance Period set forth below, only employees who were employed by the Company during the Performance Period and continue to be employed by the Company on the Scheduled Payout Date are eligible to participate in the Plan.

Employees who received an overpayment and have not repaid that overpayment or entered into a payment plan to repay it, despite being notified of the overpayment by the Company, are not eligible to participate in the Plan.

Employees are not eligible to participate simultaneously in the Plan and any other annual incentive compensation plan of the Company.

2.	Target Funding for the Plan

Target Funding for the Plan is determined as a percentage of an employee’s Eligible Earnings, based on his/her respective tier level for time in role during the Performance Period. The Target Funding percentages by tier generally are set forth in the table below:

Tier	Target % of Eligible Earnings
1 - 3	Individual Custom Target
4	35%
5	28%
6	19%
7	14%
8	8%
9	6.5%
10	4.5%
11 - 12	3.5%

The target pool for the Plan for Tiers 4 through 12 is calculated by determining the sum of Target Funding for all Tier 4 through 12 eligible employees.

As of November 1, 2018
206529655_1 LAW

Exhibit 10.01

3.	Determination of Individual Awards

The Company will allocate the Company Pool amongst the functional areas. Individual Awards are determined at the discretion of Management based on available pool funding. An employee’s position at the end of the Performance Period determines which pool funding applies to him/her. No employee is guaranteed an Award or an Award in any particular amount. Based on Company and individual performance, employees may receive individual Awards greater than or less than the Target Funding percentage for his/her tier. If minimum performance thresholds for that particular business or functional group are not met or if an individual’s performance warrants, individual Awards may be reduced to zero ($0). Individual Award amounts should be in increments of $100.

Definitions
Award	A cash payment made to an employee pursuant to the Plan.
Company Pool
Company Short-Term Incentive pool funding is based on performance goals established by the Compensation Committee of the Board of Directors of Hopmeadow Holdings GP LLC (“the Committee”). At the end of the year, the Committee will review The Company’s success in meeting its performance goals along with other qualitative factors to determine Short-Term Incentive funding for the Company Pool. Once the Company Pool is established, it is allocated among the functional areas based on relative performance against performance goals established by the Committee.

Eligible Earnings
An employee’s annual salary as of April 30th of the Performance Period. For employees paid on an hourly basis, annual salary is calculated using their hourly rate and regularly scheduled hours. An employee must have Eligible Earnings during the Performance Period in order to be eligible to receive an Award.

Executive Leadership Team	The Company’s President and his/her direct reports.
Management
- With respect to decisions related to the Executive Leadership Team: the Committee.
- With respect to decisions related to all other Participants: the President and the Chief Human Resources Officer or their delegates.

Participant	An employee who is eligible to receive an Award under the Short-Term Incentive Compensation Plan.
Performance Period	January 1 through December 31.
Scheduled Payment Date	Cash payments awarded under the Plan are to be paid through normal payroll processes by March 15 following the Performance Period.

As of November 1, 2018
206529655_1 LAW

Exhibit 10.01

Eligibility Provisions For Employees Who Work Less Than The Full Performance Period
Reason	Eligibility for Award	Funding Award
New Hire During The Performance Period	Eligible, with pro-ration based on hire date
The pro-ration calculation uses days of service during the Performance Period from the most recent hire date.
Employees hired on or after October 1st of the Performance Period generally are not eligible for an Award.

Rehires During The Performance Period	Eligible, with pro-ration based on rehire date
The pro-ration calculation uses days of service during the Performance Period from the most recent hire date. For employees who voluntarily terminated and subsequently were rehired during the Performance Period, only service from the most recent hire date is included in the pro-ration calculation. For employees who were involuntarily terminated as a result of job elimination and subsequently rehired, all service during the Performance Period is included in the pro-ration calculation.

Salary or Tier Changes for Eligible Employees	Eligible, with pro-ration based on time in role	Funding for eligible employees whose salary or tier changes after April 30th will be pro-rated based on their days of service during the Performance Period at each salary or tier level.
Leave of Absence	Eligible, with pro-ration based on days actively at work during the Performance Period	The employee is eligible for an Award based on Eligible Earnings and days actively at work during the Performance Period.
Short or Long Term Disability	Eligible, with pro-ration based on days actively at work during the Performance Period
The employee is eligible for an Award based on Eligible Earnings and days actively at work during the Performance Period. STD and/or LTD benefits received by the employee are not included in the pro-ration calculation.

As of November 1, 2018
206529655_1 LAW

Exhibit 10.01

Reason	Eligibility for Award	Funding Award
Job Elimination	Eligible, with pro-ration, based on days actively at work during the Performance Period prior to the termination date	An employee whose job is eliminated during the Performance Period will be eligible for a prorated Award based on the employment termination date.
Voluntary Termination*	Not eligible	If an employee voluntarily terminates employment during the Performance Period or prior to the Scheduled Payment Date, the employee will not be eligible for an Award.
Termination for Performance, Attendance or Behavior*	Not eligible	If an employee is terminated for performance, attendance or behavioral reasons during the Performance Period or prior to the Scheduled Payment Date, the employee will not be eligible for an Award.

*Because the Plan is intended to encourage continued employment, if a Participant voluntarily leaves the Company or is terminated for performance, attendance or behavioral related reasons prior to the Scheduled Payment Date, the Participant is not eligible to receive payments under the Plan (except where required by law).

As of November 1, 2018
206529655_1 LAW